Exhibit 99.1

Hannon Armstrong Announces 18% Increase in Q3 2015 Core Earnings to $0.26 per Share

ANNAPOLIS, Md., Nov. 4, 2015 /PRNewswire/ — Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Hannon Armstrong,” “we,” “our” or the “Company;” NYSE: HASI), a leading provider of debt and equity financing to the energy efficiency and renewable energy markets, today reported Core Earnings, a non-GAAP financial measure, for the quarter ended September 30, 2015, of $8.5 million or $0.26 per share, an increase of 18% over the $0.22 per share in the same quarter last year. For the nine months ended September 30, 2015, Core Earnings were $24.0 million or $0.79 per share, as compared to $13.2 million or $0.64 per share in the same period last year.

On a GAAP basis, net income for the quarter ended September 30, 2015, was $2.1 million or $0.06 per share as compared to $2.6 million or $0.11 per share in the same quarter in 2014. For the nine months ended September 30, 2015, GAAP net income was $5.7 million or $0.16 per share as compared to $8.1 million or $0.40 per share in the same period last year. The decline in GAAP earnings was, in part, a result of GAAP treatment of the wind equity investments. A reconciliation of our Core Earnings to GAAP net income is included in this press release.

“With our recent equity raise and the closing of our asset backed securitization – we remain optimistic about our ability to execute on the robust pipeline of opportunities in our target markets,” said Jeffrey Eckel, President & CEO. “As spreads continue to widen in many of today’s clean energy markets, the stage is set for us to continue to grow our balance sheet and dividend, from assets that generate attractive risk-adjusted returns, and which reduce greenhouse gas emissions.”

Highlights

•	Year to date completed approximately $595 million of transactions as compared to approximately $503 million in the same period last year;

•	Completed $101 million, 19 year term, 4.28% Sustainable Yield Bonds™ offering;

•	Raised $99 million in additional capital through a follow-on equity offering in October 2015;

•	Achieved approximately 2 to 1 leverage and 43% of our debt is fixed; and

•	Diversified pipeline of investment opportunities remains in excess of $2.5 billion.

Portfolio

Our Portfolio totaled $1.1 billion at September 30, 2015 with approximately 29% energy efficiency, 67% renewable energy (wind and solar) and 4% other sustainable infrastructure investments. The following is an analysis of our Portfolio by type of obligor and credit quality as of September 30, 2015, with 99% of the Debt and Real Estate portion of the Portfolio rated investment grade as shown below:

	Investment Grade
	Government(1)	Commercial Investment Grade(2)	Commercial Non- Investment Grade(3)	Subtotal, Debt and Real Estate	Equity Method Investments(4)	Total
	(dollars in millions)
Financing receivables	$328	$408	$—	$736	$—	$736
Financing receivables held-for-sale	41	—	—	41	—	41
Investments	—	15	13	28	—	28
Real estate(5)	—	155	—	155	—	155
Equity method investments	—	—	—	—	165	165

Total	$369	$578	$13	$960	$165	$1,125
% of Debt and Real Estate Portfolio	39%	60%	1%	100%	N/A	N/A
Average Remaining Balance(6)	$11	$10	$13	$10	$15	$11

(1)	Transactions where the ultimate obligor is the U.S. Federal Government or state or local governments where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). This amount includes $269 million of U.S. Federal Government transactions and $100 million of transactions where the ultimate obligors are state or local governments. Transactions may have guaranties of energy savings from third party service providers, the majority of which are entities rated investment grade by an independent rating agency.
(2)	Transactions where the projects or the ultimate obligors are commercial entities, including institutions such as hospitals or universities, that have been rated investment grade (either by an independent rating agency or based on our internal credit analysis). Of this total, $51 million of the transactions have been rated investment grade by an independent rating agency. Commercial investment grade financing receivables includes $164 million of internally rated residential solar loans where the cash flows which support our financing receivables are subordinated to the tax equity investors (whose return is largely derived from the renewable energy tax incentives) and for which we rely on certain tax related indemnities of the publicly traded residential solar provider.
(3)	Transactions where the projects or the ultimate obligors are commercial entities, including institutions such as hospitals or universities, that have ratings below investment grade (either by an independent rating agency or using our internal credit analysis).
(4)	Consists of minority ownership interest in operating wind projects in which we earn a preferred return.
(5)	Includes the real estate and the lease intangible assets through which we receive scheduled lease payments, typically under long-term triple net lease agreements.
(6)	Excludes 78 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $25 million.

Third Quarter Core Earnings

Hannon Armstrong reported third-quarter 2015 Core Earnings of $8.5 million or $0.26 per share, as compared with Core Earnings of $5.0 million, or $0.22 per share, in the three months ended September 30, 2014. The increase in Core Earnings was largely due to an increase in Core Net Investment Revenue, which increased to $9.6 million from $4.4 million in the three months ended September 30, 2014, due to approximately an 85% growth in the Portfolio from September 30, 2014, to September 30, 2015. This $5.2 million increase in Core Net Investment Revenue was partially offset by a decrease in Other Investment Revenue of $0.9 million as well as a $0.7 million increase in Core Other Expenses, net.

As of September 30, 2015, we held 43% of our debt at fixed rates as shown in the chart below:

	September 30, 2015	% of Total
	(dollars in millions)
Floating-Rate Credit Facility	$378	57%
Fixed-Rate HASI Asset-backed Debt	288	43%

Total Debt(1)	$666	100%

(1)	Excludes match-funded other nonrecourse debt of $105 million where the debt is match-funded with corresponding assets and we have no interest rate risk.

As of September 30, 2015, leverage, as measured by debt-to-equity, was 2 to 1. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically borrowings with U.S. government obligors) and our on balance sheet match funded nonrecourse debt.

“We now have over 100 individual transactions in our diversified Portfolio,” said Chief Financial Officer Brendan Herron. “We continue to focus our origination efforts on energy efficiency, wind and solar transactions with both commercial and governmental customers to create additional diversity for our Portfolio.”

Conference Call and Webcast Information

Hannon Armstrong will host an investor conference call today at 5:00 pm ET. Interested parties are invited to listen to the conference call by dialing 1-877-548-7911, or for international callers, 1-719-325-4752. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 405127. The replay will be available until November 11, 2015.

A webcast of the conference call will also be available through the Investor Relations section of our website, at www.hannonarmstrong.com.

A copy of this press release is also available on our website.

About Hannon Armstrong

Hannon Armstrong (NYSE: HASI) provides debt and equity financing to the energy efficiency and renewable energy markets. We focus on providing preferred or senior level capital to established sponsors and high credit quality obligors for assets that generate long-term, recurring and predictable cash flows. We are based in Annapolis, Maryland, and we elected and qualified to be taxed as a real estate investment trust (“REIT”) for federal income-tax purposes, beginning with our taxable year ended December 31, 2013.

Forward-Looking Statements

Some of the information contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “target,” or similar expressions, are intended to identify such forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission, as well as in other reports that we file with the SEC. Those factors include:

•	our equity method investments in wind projects;

•	our acquisition and integration of American Wind Capital Company, LLC as well as subsequent real estate acquisitions;

•	our expectations related to payments under our $13 million senior secured debt securities in an operating wind project;

•	the state of government legislation, regulation and policies that support energy efficiency, renewable energy and sustainable infrastructure projects and that enhance the economic feasibility of energy efficiency, renewable energy and sustainable infrastructure projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•	our ability to complete potential new financing opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of financing;

•	our or any other companies’ projected operating results;

•	actions and initiatives of the U.S. federal, state and local governments and changes to U.S. federal, state and local government policies and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities; economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets, our portfolio of assets and our investment and underwriting process

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our assets;

•	changes in commodity prices;

•	effects of hedging instruments on our assets;

•	rates of default or decreased recovery rates on our assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to maintain our qualification, as a REIT for U.S. federal income-tax purposes;

•	our ability to maintain our exception from registration under the Investment Company Act of 1940;

•	availability of opportunities to originate energy efficiency, renewable energy and sustainable infrastructure projects;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this earnings release.

The risks included here are not exhaustive. Additional factors could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations

410-571-6189

investors@hannonarmstrong.com

EXPLANATORY NOTES

Non-GAAP Financial Measures

Core Earnings

Core Net Investment Revenue, Core Total Revenue, Core Other Expenses, net and Core Earnings (“Core Financial Metrics”) are non-GAAP financial measures. Core Net Investment Revenue reflects the wind equity investments adjusted to an effective interest method and the add back of non-cash real estate intangible amortization and the provision for credit losses, if any.

Our equity method investments in the wind projects are structured using typical wind partnership “flip” structures where we, along with other institutional investors, if any, receive a pre-negotiated preferred return consisting of priority distributions from the project cash flows along with tax attributes. Once this preferred return is achieved, the partnership flips and the wind energy company, which operates the project, receives the majority of the cash flows through its equity interests with the institutional investors retaining an ongoing residual interest. Given this structure, we negotiated our purchase price of our wind investments based on our assessment of the expected cash flows from each investment discounted back to net present value based on a discount rate that represented an expected yield on the investment. This is similar to how we value the expected cash flows in financing receivables. Under U.S. GAAP, we are required to account for these investments utilizing the hypothetical liquidation at book value method (“HLBV”), in which we recognize income or loss based on the change in the amount each partner would receive if the assets were liquidated at book value, in this case, at the end of the immediately preceding quarter after adjusting for any distributions or contributions made during such quarter. As HLBV incorporates non-cash items, such as depreciation, and because we are entitled to receive a preferred return of cash flows on our investments independent of how profits and losses are allocated, the HLBV allocation does not, in our opinion, reflect the economics of our investments. As a result, and in an attempt to treat these investments in a manner similar to our other investments and our initial valuation, in calculating our Core Net Investment Revenue for the above periods, we adjusted the income we receive from these investments as if we were recognizing income or loss based on an effective interest methodology. Generally, under this methodology income is recognized over the life of the asset using a constant effective yield. The initial constant effective yield we selected is equal to the discount rates we used in making our investment decisions. On at least a quarterly basis, we will review and, if appropriate, adjust the discount rates and the income or loss we receive from these investments for purposes of calculating our Core Net Investment Revenue in future periods, as necessary, to reflect changes in both actual cash flows received and our estimates of the future cash flows from the projects. Our allocation of profits and losses is projected to change in 2019, which is expected to result in an increase of the amount of HLBV profits or losses allocated to us. In June 2015, JPMorgan Chase & Co. (“JPMorgan”), our joint venture partner and one of the project holding companies entered into an agreement regarding the treatment of certain tax matters that had the impact of reducing our expected future cash flows from that holding company. As a result of this agreement, JPMorgan paid us approximately $3 million, which effectively reduced our investment in that entity.

In accordance with the methodology described above, we have calculated a new constant effective yield based upon the reduced investment amount and the reduction in expected future cash flows. We have used this new effective yield, which is not materially different from our initial constant effective yield, in the quarter ended September 30, 2015.

We have borrowed $115 million on a nonrecourse basis using our equity method investment in one of our joint ventures as collateral and used the $3 million payment from JPMorgan to repay a portion of this loan. Included in our U.S. GAAP investment interest expense for the nine months ended September 30, 2015, was approximately $5 million of interest expense related to this nonrecourse loan. For the nine months ended September 30, 2015, we collected cash distributions from all of our wind investments of approximately $21 million (in addition to the $3 million payment), of which $9.5 million represents our Core Earnings adjustment for these investments based upon the effective yield methodology discussed above.

Core Other Expenses, net reflects the add back of non-cash equity-based compensation, amortization of intangible assets, GAAP HLBV income or loss on our equity method investments, and business acquisition costs, if any. Core Earnings represent earnings utilizing the adjustments for Core Net Investment Revenue and Core Other Expenses, net and adjusting for any non-cash taxes and the minority interest. Our Core Financial Metrics are also adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges, if any, as approved by a majority of our independent directors.

We believe that the Core Financial Metrics provide additional measures of our core operating performance by eliminating the impact of certain non-cash income and expenses and facilitating a comparison of our financial results to those of other comparable REITs with fewer or no non-cash charges and a comparison of our operating results from period to period. Our management uses Core Financial Metrics in this way. We believe that our investors also use our Core Financial Metrics or a comparable supplemental performance measure to evaluate and compare our performance to our peers, and as such, we believe that the disclosure of our Core Financial Metrics is useful to our investors.

Core Earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flows from operating activities (determined in accordance with GAAP), a measure of our liquidity or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating our Core Financial Metrics may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported Core Earnings may not be comparable to the Core Earnings reported by other REITs.

The table below provides a reconciliation of the GAAP Net Investment Revenue, net to Core Net Investment Revenue:

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
	(dollars in thousands)
Net Investment Revenue (GAAP)	$5,727	$4,269	$15,428	$9,744
Adjustments:
Real estate intangibles (1)	476	111	788	148
Equity affiliate adjustment (2)	3,360	—	9,382

Core Net Investment Revenue Adjustments	3,836	111	10,170	148

Core Net Investment Revenue (3)	$9,563	$4,380	$25,598	$9,892

(1)	Reflects add back of non-cash amortization of lease intangibles.
(2)	See discussion of Core Earnings above.
(3)	Core Net Investment Revenue plus GAAP Other Investment Revenue would equal Core Total Revenue, net of investment interest expense.

The table below provides a reconciliation of the GAAP Other Expenses, net to Core Other Expenses, net:

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
	(dollars in thousands)
Other Expenses, net (GAAP)	$6,188	$4,604	$17,693	$12,957
Adjustments:
Non-cash equity-based compensation charge (1)	(2,701)	(1,657)	(7,728)	(3,627)
Equity affiliate adjustment(2)	187	—	(162)	—
Amortization of intangibles (3)	(51)	(51)	(151)	(152)
Business combination acquisition costs(4)	—	—	—	(1,104)
Core Other Expenses, Net Adjustments	(2,565)	(1,708)	(8,041)	(4,883)

Core Other Expenses, net	$3,623	$2,896	$9,652	$8,074

(1)	Reflects add back of non-cash amortization of stock based compensation. Outstanding shares related to stock based compensation are included in Core Earnings per share calculation.
(2)	See discussion of Core Earnings above.
(3)	Adds back non-cash amortization of pre IPO intangibles.
(4)	Acquisition related costs, such as legal fees or third party transaction based fees associated with transactions that are accounted for as a business combination.

We calculated our Core Earnings and provided a reconciliation of our net income to Core Earnings in the table below:

	For the Three Months Ended		For the Three Months Ended
	September 30, 2015	Per Share	September 30, 2014	Per Share
	(dollars in thousands, except per share data)
Net income attributable to controlling shareholders	$2,119	$0.06	$2,564	$0.11
Adjustments:
Core Net Investment Revenue Adjustments	3,836		111
Core Other Expenses, net Adjustments	2,565		1,708
Net income attributable to minority interest	23		38
Non-cash provision (benefit) for taxes	0		599

Core Earnings(1)	$8,543	$0.26	$5,020	$0.22

(1)	Core Earnings per share for the three months ended September 30, 2015 and September 30, 2014, are based on 32,787,514 shares and 23,079,912 shares outstanding, respectively, which represent the weighted average number of fully diluted shares outstanding during such period and includes unvested restricted stock and the shares issuable upon redemption of limited partnership interests in the Operating Partnership as the income attributable to the minority interest is also included.

	For the Nine Months Ended		For the Nine Months Ended
	September 30, 2015	Per Share	September 30, 2014	Per Share
	(dollars in thousands, except per share data)
Net income attributable to controlling shareholders	$5,712	$0.16	$8,145	$0.40
Adjustments:
Core Net Investment Revenue Adjustments	10,170		148
Core Other Expenses, net Adjustments	8,041		4,883
Net income attributable to minority interest	62		145
Non-cash provision (benefit) for taxes	47		(170)

Core Earnings(1)	$24,032	$0.79	$13,151	$0.64

(1)	Core Earnings per share for the nine months ended September 30, 2015 and September 30, 2014, are based on 30,585,319 shares and 20,418,079 shares outstanding, respectively, which represent the weighted average number of fully diluted shares outstanding during such period and includes unvested restricted stock and the shares issuable upon redemption of limited partnership interests in the Operating Partnership as the income attributable to the minority interest is also included.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Net Investment Revenue:
Interest Income, Financing receivables	$10,064	$6,234	$26,609	$16,081
Interest Income, Investments	364	822	1,118	3,254
Rental Income	1,988	1,187	6,641	1,597

Investment Revenue	12,416	8,243	34,368	20,932
Investment interest expense	(6,689)	(3,974)	(18,940)	(11,188)

Net Investment Revenue	5,727	4,269	15,428	9,744
Provision for credit losses	—	—	—	—

Net Investment Revenue, net of provision for credit losses	5,727	4,269	15,428	9,744
Other Investment Revenue:
Gain on sale of receivables and investments	2,529	3,361	6,956	9,608
Fee income	98	183	1,160	1,732

Other Investment Revenue	2,627	3,544	8,116	11,340

Total Revenue, net of investment interest expense and provision	8,354	7,813	23,544	21,084

Compensation and benefits	(4,341)	(3,111)	(12,171)	(7,648)
General and administrative	(1,706)	(1,433)	(4,772)	(4,031)
Acquisition costs	—	—	—	(1,104)
Other, net	(328)	(60)	(588)	(174)
Gain (loss) from equity method investments in affiliates	187	—	(162)	—

Other Expenses, net	(6,188)	(4,604)	(17,693)	(12,957)

Net income before income taxes	2,166	3,209	5,851	8,127
Income tax (expense) benefit	(24)	(607)	(77)	163

Net Income	$2,142	$2,602	$5,774	$8,290

Net income attributable to non-controlling interest holders	23	38	62	145

Net Income Attributable to Controlling Shareholders	$2,119	$2,564	$5,712	$8,145

Basic earnings per common share	$0.06	$0.11	$0.16	$0.40

Diluted earnings per common share	$0.06	$0.11	$0.16	$0.40

Weighted average common shares outstanding—basic	31,221,982	21,774,411	29,046,742	19,235,121
Weighted average common shares outstanding—diluted	31,221,982	21,774,411	29,046,742	19,235,121

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2015 and DECEMBER 31, 2014

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	September 30, 2015	December 31, 2014
Assets
Financing receivables	$736,250	$552,706
Financing receivables held-for-sale	41,206	62,275
Investments available-for-sale	28,186	27,273
Real estate	129,344	90,907
Real estate related intangible assets	25,840	23,058
Equity method investments in affiliates	165,280	143,903
Cash and cash equivalents	30,680	58,199
Restricted cash and cash equivalents	14,371	11,943
Other assets	36,408	39,993

Total Assets	$1,207,565	$1,010,257

Liabilities and Equity
Liabilities:
Accounts payable, accrued expenses and other	$16,592	$11,408
Deferred funding obligations	78,436	88,288
Credit facility	378,096	315,748
Asset-backed nonrecourse notes (secured by assets of $360 million and $248 million, respectively)	288,300	208,246
Other nonrecourse debt (secured by financing receivables of $101 million and $108 million, respectively)	104,761	112,525

Total Liabilities	866,185	736,215

Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 31,221,982 and 26,377,111 shares issued and outstanding, respectively	312	264
Additional paid in capital	381,424	293,635
Retained deficit	(43,467)	(25,006)
Accumulated other comprehensive (loss) income	(862)	406
Non-controlling interest	3,973	4,743

Total Equity	341,380	274,042

Total Liabilities and Equity	$1,207,565	$1,010,257

Number of shares of common stock outstanding: 38,269,566 shares of common stock, par value $0.01 per share, were outstanding as of November 4, 2015 (which includes 1,297,584 shares of unvested restricted common stock).

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SOURCE Hannon Armstrong Sustainable Infrastructure Capital, Inc.